As filed with the Securities and Exchange Commission on July 2, 2015

Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM F-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

QIWI PLC

(Exact name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Cyprus	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Kennedy 12, Kennedy Business Centre, 2nd floor

P.C. 1087, Nicosia, Cyprus

Tel: +357-22-65339

(Address of principal executive offices)

Law Debenture Corporate Services Inc.

400 Madison Avenue, 4th Floor

New York, New York 10017

Tel: +1 212 750 6474

(Name, address and telephone number of agent for service)

Copies to:

Pranav Trivedi

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street, Canary Wharf

London, England E14 5DS

Telephone: +44 20 7519 7026

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement, as determined by market conditions and other factors.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.    ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.    ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

If this Form is a registration statement pursuant to General Instruction I.C. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.    ☒

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.C. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered(1)(2)	Proposed Maximum Offering Price Per Share(4)	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Class B shares of €0.0005 par value per share(1)	1,677,912(3)	$28.09	$47,127,515	$5,477

(1)	The American Depositary Shares, or ADSs, each representing one class B share, issuable upon deposit of class B shares registered hereby, have been registered under the Securities Act of 1933, or the Securities Act, pursuant to a separate Registration Statement on Form F-6 (File No. 333-188006) filed on April 19, 2013.
(2)	Pursuant to Rule 416(a) under the Securities Act, the registration statement shall be deemed to cover any additional number of class B shares that may be issued from time to time to prevent dilution as result of a distribution, split, share dividend or similar transaction.
(3)	There is being registered hereunder 1,677,912 class B shares, in the form of ADSs which may be sold by the selling shareholder identified herein from time to time at indeterminate prices hereunder.
(4)	The proposed maximum offering price, estimated solely for the purpose of calculating the registration fee, has been computed pursuant to Rule 457(c) under the Securities Act and is based on the average of the high and low sales prices of the issuer’s ADSs as reported on the NASDAQ Stock Market on June 30, 2015.

PROSPECTUS

American Depositary Shares

Representing Class B Shares

This prospectus relates to the proposed resale from time to time of up to 1,677,912 American depositary shares, or ADSs, each representing one class B share of QIWI plc, by the selling shareholder named in this prospectus under the caption “Selling Shareholders.” The class B shares represented by the ADSs were issued to the selling shareholder in a private transaction that was exempt from the registration requirements of the U.S. Securities Act of 1933. We are not selling any ADSs and we will not receive any of the proceeds from the sale of the ADSs by the selling shareholder.

The selling shareholder identified in this prospectus or their pledges, transferees or other successors-in-interest may, from time to time, offer and sell the ADSs in public transactions or in privately negotiated transactions, without limitation, at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling shareholder. The selling shareholder may offer and sell the ADSs held directly by it or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, commissions or concessions. The selling shareholder will pay all underwriting discounts, brokerage fees or selling commissions, if any, applicable to the sale of the ADSs. We are paying certain other expenses relating to this offering and the registration of the ADSs with the Securities and Exchange Commission. For further information regarding the possible methods by which the ADSs may be distributed, see “Plan of Distribution” of this prospectus.

The ADSs representing class B shares are listed on the Nasdaq Global Select Market, or Nasdaq, and are admitted to trading on Closed Joint Stock Company “MICEX Stock Exchange or MICEX, under the symbol “QIWI.” On July 1, 2015, the last reported sales price of the ADSs on Nasdaq was $27.62 per ADS.

Investing in our ADSs involves risks. Please read carefully the information included and incorporated by reference in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in our ADSs, including the discussion of risks incorporated as described under “Risk Factors” on page 5 of this prospectus.

Neither the Securities and Exchange Commission nor any state or other securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 2, 2015.

ABOUT THIS PROSPECTUS

This prospectus is part of an automatic shelf registration statement on Form F-3 that we filed with the Securities and Exchange Commission, or the SEC, as a “well-known seasoned issuer,” as defined in Rule 405 under the Securities Act of 1933, or the Securities Act, using a “shelf” registration process for the delayed offering and sale of securities pursuant to Rule 415 under the Securities Act, to permit resales of ADSs representing class B shares, including ADSs held by the selling shareholder. By using an automatic shelf registration statement, we are enabling the selling shareholder to offer up to 1,677,912 ADSs representing class B shares, from time to time, in one or more offerings, in any manner described under the section of this prospectus entitled “Plan of Distribution.”

You should rely only on the information contained or incorporated by reference in this prospectus and any prospectus supplements. We have not authorized anyone to provide you with additional or different information. If any person provides you with different or inconsistent information, you should not rely on it. Neither we nor the selling shareholder are making an offer of securities in any jurisdiction where an offer or sale is not permitted. You should not assume that the information in this prospectus or any prospectus supplement, as well as the information we previously filed with the SEC that we incorporate by reference in this prospectus or any prospectus supplement, is accurate as of any date other than its respective stated date. Our business, financial condition, results of operations and prospects may have changed since that date. Information contained on our website does not constitute part of this prospectus.

CONVENTIONS THAT APPLY TO THIS PROSPECTUS

Unless the context otherwise requires, references in this prospectus to:

•	“ADSs” refers to the American depositary shares, each of which represents one class B share;

•	“$” or “U.S. $”, refers to the legal currency of the United States;

•	“QIWI,” “our company,” “the company,” “our group,” “we,” “us,” “our” and similar pronouns, are references to QIWI plc and its consolidated subsidiaries; and

•	“Rouble” or “rouble” refers to the legal currency of the Russian Federation.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-3 under the Securities Act to register the securities covered by this prospectus. This prospectus, which forms a part of the registration statement, does not contain all of the information set forth in the registration statement. You should refer to the registration statement and its exhibits for additional information. Any statement made in this prospectus concerning a contract or other document of ours is not necessarily complete and you should read the documents that are filed as exhibits to the registration statement or otherwise filed with the SEC for a more complete understanding of the document or matter. Each such statement is qualified in all respects by reference to the document to which it refers. You may inspect without charge a copy of the registration statement at the SEC’s Public Reference Room, as well as through the SEC’s website (www.sec.gov).

We are subject to the reporting requirements of the Exchange Act that are applicable to a foreign private issuer. In accordance with the Exchange Act, we file reports with the SEC, including annual reports on Form 20-F. We also furnish to the SEC, under cover of Form 6-K, material information that we are required to make public, that we file with, and that is made public by, any stock exchange on which our shares are traded, or that we distribute, or that is required to be distributed by us, to our shareholders. You may read and copy any document we file at the SEC’s public reference room located at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the SEC’s Public Reference Room by calling the SEC in the United States at 1-800-SEC-0330. The SEC also maintains a web site at http://www.sec.gov that contains reports, proxy statements and other information regarding registrants that file electronically with the SEC.

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INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC allows us to “incorporate by reference” into this registration statement certain information we file with the SEC. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. Each document incorporated by reference is current only as of the date of such document, and the incorporation by reference of such documents does not create any implication that there has been no change in our affairs since the date thereof or that the information contained therein is current as of any time subsequent to its date. The information incorporated by reference is considered to be a part of this prospectus and should be read with the same care. When we update the information contained in documents that have been incorporated by reference by making future filings with the SEC, the information incorporated by reference in this prospectus is considered to be automatically updated and superseded. In the case of a conflict or inconsistency between information contained in this prospectus and information incorporated by reference into this prospectus, you should rely on the information contained in the document that is filed later.

This prospectus incorporates by reference the following documents:

•	our Annual Report on Form 20-F for the fiscal year ended December 31, 2014 (File No. 001-35893), or the 2014 Annual Report;

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on May 14, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on April 30, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 3, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 3, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 4, 2015 (File No. 001-35893);

•	our Report of Foreign Private Issuer on Form 6-K furnished to the SEC on June 30, 2015 (File No. 001-35893);

•	the description of our class B shares contained in our Registration Statement on Form 8-A (filed on April 26, 2013) (File No. 001-35893), including any amendment or report filed for the purpose of updating such description;

•	with respect to each offering of securities under this prospectus, all Annual Reports on Form 20-F, and any Reports of Foreign Private Issuer on Form 6-K which are identified by us as being incorporated by reference (to the extent designated therein), filed or furnished with the SEC subsequent to the date of the registration statement on Form F-3 of which this prospectus forms a part, but before termination of the offering under this prospectus, shall be deemed incorporated by reference into this prospectus and deemed to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference into this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any other subsequently filed document that is deemed to be incorporated by reference into this prospectus modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate information furnished to, but not filed with, the SEC. You may request a copy of these filings, other than exhibits to those documents unless such exhibits are specifically incorporated by reference in this prospectus, at no cost, by writing or telephoning the office of QIWI plc, Kennedy 12, Kennedy Business Centre, 2nd floor , P.C. 1087, Nicosia, Cyprus, Attn: Investor Relations, Tel: +357-22-65339. You should rely only on the information we incorporate by reference or provide in this prospectus or any prospectus supplement. We have not authorized anyone to provide you with different information. Neither we nor the selling shareholder are making any offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus and any applicable prospectus supplement to this prospectus is accurate as of the date on its respective cover, and that any information incorporated by reference is accurate only as of the date of the document incorporated by reference, unless we indicate otherwise. Our business, financial condition, results of operations and prospects may have changed since those dates.

SERVICE OF PROCESS AND ENFORCEMENT OF LIABILITIES

We are organized in Cyprus, and substantially all of our and our subsidiaries’ assets are located outside the United States, and the majority of the members of our board of directors are resident outside of the United States. As a result, it may not be possible to effect service of process within the United States upon us or any of our subsidiaries or such persons or to enforce U.S. court judgments obtained against us or them in jurisdictions outside the United States, including actions under the civil liability provisions of U.S. securities laws. In addition, it may be difficult to enforce, in original actions brought in courts in jurisdictions outside the United States, liabilities predicated upon U.S. securities laws.

Further, most of our and our subsidiaries’ assets are located in Russia. Judgments rendered by a court in any jurisdiction outside Russia will generally be recognized by courts in Russia only if (i) an international treaty exists between Russia and the country where the judgment was rendered providing for the recognition of judgments in civil cases and/or (ii) a federal law of Russia providing for the recognition and enforcement of foreign court judgments is adopted. No such federal law has been passed, and no such treaty exists, between Russia, on the one hand, and the United States, on the other hand. There are no publicly available judgments in which a judgment made by a court in the United States was upheld and deemed enforceable in Russia. Furthermore, Russian courts have limited experience in the enforcement of foreign court judgments. Therefore, a litigant who obtains a final and conclusive judgment in the United States would most likely have to litigate the issue again in a Russian court of competent jurisdiction.

Shareholders may originate actions in either Russia or Cyprus based upon either applicable Russian or Cypriot laws, as the case may be.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein contain “forward-looking statements,” as this phrase is defined in Section 27A of the Securities Act and Section 21E of the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the Private Securities Litigation Reform Act of 1995. Some of these forward looking statements can be identified by terms and phrases such as “anticipate”, “should”, “likely”, “foresee”, “believe”, “estimate”, “expect”, “intend”, “continue”, “could”, “may”, “plan”, “project”, “predict”, “will”, and similar expressions. These forward-looking statements include statements relating to:

•	our ability to promptly and effectively integrate the Contact money transfer system, or Contact, and the Rapida payment processing system, or Rapida;

•	our ability to realize the synergies contemplated by the acquisition of Contact and Rapida;

•	our goals and strategies;

•	our ability to grow our payment volumes;

•	our ability to maintain the size of our distribution network;

•	our ability to maintain our relationships with our merchants and agents;

•	the expected growth of Visa Qiwi Wallet and alternative methods of payment;

•	our ability to continue to develop new and attractive products and services;

•	our future business development, results of operations and financial condition;

•	our ability to continue to develop new technologies and upgrade our existing technologies;

•	our ability to grow and develop value added services;

•	competition in our industry;

•	projected revenue, profits, earnings and other estimated financial information; and

•	developments in, or changes, to the laws, regulation and governmental policies governing our business and industry.

The preceding list is not intended to be an exhaustive list of all of our forward-looking statements. These forward-looking statements are based on our beliefs, assumptions and expectations of future performance, taking into account the information currently available to us. These statements are only predictions based upon our current expectations and projections about future events. There are important factors that could cause our actual results, level of activity, performance or achievements to differ materially from the results, level of activity, performance or achievements expressed or implied by the forward-looking statements. In particular, you should consider the risks described in “Risk Factors” below.

These forward-looking statements speak only as of the date of this prospectus. Except as required by law, we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus and in the documents we incorporate by reference. This summary does not contain all of the information that you should consider before deciding to invest in the ADSs. You should read this entire prospectus carefully, including our consolidated financial statements and the related notes and the other documents incorporated by reference herein, before making an investment in the ADSs.

Our Company

We are a leading provider of next generation payment services in Russia and the CIS. We have an integrated proprietary network that enables payment services across physical, online and mobile channels. We have deployed over 17.3 million virtual wallets, over 177,000 kiosks and terminals, and enabled merchants to accept over RUB 50 billion cash and electronic payments monthly from over 70 million consumers using our network at least once a month. Our consumers can use cash, stored value and other electronic payment methods to order and pay for goods and services across physical or online environments interchangeably. We run our network and process our transactions using a proprietary, advanced technology platform that leverages the latest virtualization, analytics and security technologies to create a fast, highly reliable, secure and redundant system. Our platform provides simple and intuitive user interfaces, convenient access and best-in-class services combined with the reputation and trust associated with the Qiwi brand.

Our primary subsidiaries are QIWI Bank SC, or Qiwi Bank, CJSC QIWI and QIWI Payments Services Provider Limited. We acquired Qiwi Bank in September 2010 from a group of our shareholders, and CJSC QIWI was incorporated in Russia in January 2004.

We were incorporated in Cyprus under the name of OE Investments Limited on February 26, 2007 as a new holding company for OSMP JSC (subsequently renamed as CJSC QIWI), which was established in 2004. In 2007, we acquired, among other entities, CJSC e-port and LLC Qiwi Wallet in exchange for newly issued shares, which represented 35% of our outstanding share capital following the acquisitions. In April 2008, we launched the Qiwi brand, which gradually became the marketing name for our businesses. We changed our name to Qiwi Limited on September 13, 2010, and subsequently to Qiwi plc upon converting to a public limited company on February 25, 2013.

Our principal executive office is located at Kennedy 12, Kennedy Business Centre, 2nd floor, P.C. 1087, Nicosia, Cyprus. Our telephone number at this address is: +357-22-653390. Our registered office is the same. We have appointed Law Debenture Corporate Services Inc., 400 Madison Avenue, 4th Floor, New York, New York 10017, as our agent upon whom services of process may be served in any action brought against us under the securities laws of the United States.

Recent developments

Acquisition of the Contact money transfer system and the Rapida payment processing system

On May 14, 2015, we entered into a subscription agreement, or the Subscription Agreement, with Otkritie Investments Cyprus Limited, or Otkritie, to acquire 100% ownership of Contact and Rapida. Under the terms of the Subscription Agreement, we have agreed to issue 5,593,041 class B shares to Otkritie in exchange for all of the outstanding interests in Contact and Rapida. On June 2, 2015, pursuant to the Subscription Agreement, we acquired a 70% interest in Contact and Rapida from Otkritie in exchange for the issuance of 3,915,129 class B shares to Otkritie. On June 30, 2015, we acquired the remaining 30% interest in Contact and Rapida from Otkritie in exchange for the issuance of 1,677,912 class B shares to Otkritie.

In connection with the acquisition of Contact and Rapida, our major shareholder, Saldivar Investments Limited, or Saldivar, and Otkritie, have entered into a voting agreement, or the Voting Agreement, pursuant to which Saldivar and Otkritie have agreed to nominate and appoint a representative of Otkritie as director of QIWI for a one-year period.

The Offering

ADSs offered by the selling

shareholder	1,677,912 ADSs.

ADSs offered by us	We are not offering any ADSs in this offering.

The ADSs	Each ADS represents one class B share. The depositary will hold the class B shares underlying your ADSs and you will have rights as provided in the deposit agreement. You may turn in your ADSs to the depositary in exchange for class B shares. The depositary will charge you fees for any exchange. We and the depositary may amend the deposit agreement without your consent. If you continue to hold your ADSs, you agree to be bound by the deposit agreement as amended. To better understand the terms of the ADSs, you should carefully read the “Description of American Depositary Shares” section of the prospectus. You should also read the deposit agreement, which is filed as an exhibit to the registration statement that includes the prospectus.

Ordinary shares outstanding immediately after this offering	60,342,526 ordinary shares comprising (i) 15,638,302 class A shares, and (ii) 44,704,224 class B shares.

Selling shareholders	The class B shares offered by the selling shareholder were issued in a transaction exempt from registration under the Securities Act. See “Selling Shareholders.”

Use of proceeds	The selling shareholder will receive all of the net proceeds from the sale of the ADSs offered hereby.

Ordinary shares	Holders of class A shares and class B shares have the same rights, including dividend rights, except for voting and conversion rights. In respect of matters requiring shareholder approval, each class B share is entitled to one vote and each class A share is entitled to ten votes. Each class A share is convertible into one class B share at any time by the holder thereof. Class B shares are not convertible into class A shares under any circumstance. Class A shares will automatically convert into the same number of class B shares under certain circumstances including when the aggregate number of class A shares constitutes less than 10% of the aggregate number of class A and class B shares outstanding. For a description of class A shares and class B shares, see “Description of Share Capital” in the prospectus.

Depositary	The Bank of New York Mellon

Dividend policy

We have historically paid dividends and, while we have not adopted a formal dividend policy, we currently expect that we will continue to do so from time to time in the future. Any future determination regarding the payment of a dividend will depend on a range of factors, including the availability of distributable profits, our liquidity and financial position, our future growth initiatives and strategic plans, including possible acquisitions, restrictions imposed by our financing arrangements, tax considerations and other relevant factors. If we declare dividends on our ordinary shares, the depositary will pay you the cash dividend and other distributions it receives on our ordinary shares, after deducting its fees and expenses.

Risk factors	You should read the “Risk Factors” section of this prospectus beginning on page 5 before deciding to purchase the ADSs.

Listing	The ADSs are listed on the Nasdaq Global Select Market and are admitted to trading on MICEX under the symbol “QIWI.”

We base the number of class A and class B shares outstanding after this offering on 15,638,302 class A shares and 44,704,224 class B shares outstanding as of July 1, 2015. The number of ordinary shares outstanding after this offering includes 1,677,912 class B shares issued to Otkritie Investments Cyprus Limited in connection with our acquisition of a 30% interest in Contact and Rapida on June 30, 2015, pursuant to the SubscriptionAgreement.

RISK FACTORS

Investing in the ADSs involves a high degree of risk. Before making an investment decision, you should carefully consider the risks described under “Risk Factors” in our most recent Annual Report on Form 20-F and in our updates, if any, to those risk factors in our Reports of Foreign Private Issuer on Form 6-K filed or furnished with the SEC, together with all of the other information appearing in this prospectus or incorporated by reference into this prospectus and any applicable prospectus supplement, in light of your particular investment objectives and financial circumstances. In addition to those risk factors, there may be additional risks and uncertainties of which management is not aware or focused on or that management deems immaterial. Our business, financial condition or results of operations could be materially adversely affected by any of these risks. The trading price of the ADSs could decline due to any of these risks, and you may lose all or part of your investment. See “Where You Can Find Additional Information.”

Risks related to our acquisition of Contact and Rapida

On May 14, 2015, we entered into the Subscription Agreement with Otkritie to acquire 100% ownership of Contact and Rapida. On June 2, 2015, pursuant to the Subscription Agreement, we acquired a 70% interest in Contact and Rapida from Otkritie in exchange for the issuance of 3,915,129 class B shares to Otkritie. On June 30, 2015, we acquired the remaining 30% interest in Contact and Rapida from Otkritie in exchange for the issuance of 1,677,912 class B shares to Otkritie. Our acquisition of Contact and Rapida, as well as any other acquisitions we may pursue in the future, involves numerous risks. As part of our business strategy, we expect that we will continue to grow by, among others, pursuing acquisitions of businesses and technologies that complement or expand our business. Risks related to an acquisition may include:

•	the potential inability to successfully integrate acquired operations and businesses or to realize anticipated synergies, economies of scale, or other expected value;

•	diversion of management’s attention from normal daily operations of our existing business to focus on integration of the newly acquired business;

•	unforeseen expenses associated with the integration of the newly acquired business;

•	the potential loss of key employees of acquired operations;

•	the potential inability to retain existing customers of acquired companies when we desire to do so;

•	insufficient revenues to offset increased expenses associated with acquisitions;

•	the inability to identify certain unrecorded liabilities; and

•	the potential need to restructure, modify, or terminate customer relationships of the acquired company.

Acquisitions may cause us to:

•	enter lines of business and/or markets in which we have limited or no prior experience;

•	assume liabilities; record goodwill and indefinite-lived intangible assets that will be subject to impairment testing and potential periodic impairment charges;

•	incur unanticipated costs; and

•	incur substantial transaction-related costs, whether or not a proposed acquisition is consummated.

Acquisitions are inherently risky, and no assurance can be given that our recent or future acquisitions will be successful. Failure to manage and successfully integrate acquisitions we make could have a material adverse effect on our business, financial condition, and results of operations. In addition, unforeseen issues might arise with respect to any acquired company following an acquisition.

CAPITALIZATION AND INDEBTEDNESS

The following table sets forth our capitalization and indebtedness as of March 31, 2015. The historical data in the table is derived from, should be read in conjunction with, and is qualified by reference to the consolidated financial statements and notes thereto and other financial information incorporated by reference into this prospectus.

	Actual as of March 31, 2015
	RUB	U.S.$*
	(in millions)
Borrowings (long-term and short-term)	43	1
Equity
Share Capital	1	—
Additional paid-in capital	1,876	32
Share premium	3,044	52
Other reserve	785	13
Retained earnings	3,992	68
Translation reserve	241	4
Total equity attributable to equity holders of QIWI plc	9,939	170
Non-controlling interests	(272)	(5)
Total equity	9,667	165
Total capitalization	9,710	166

*	Calculated using a ruble to U.S. dollar exchange rate of RUB 58.4643 to U.S. $1.00, which the official exchange rate was quoted by the Central Bank of the Russian Federation as of March 31, 2015.

OFFER STATISTICS AND EXPECTED TIMETABLE

The selling shareholder identified in this prospectus may sell from time to time up to 1,677,912 ADSs, representing 1,677,912 class B shares. We shall keep the shelf registration statement current and cause it to remain effective to permit the prospectus under the shelf registration statement or any subsequent registration statement to be usable by the registrable securities holders until the earlier of (i) such time as all of the registrable securities covered here have been publicly sold by the holders, or (ii) the date that all registrable securities covered here may be sold by non-affiliates of us without volume or manner of sale restrictions under Rule 144, and without the requirement for us to be in compliance with the current public information requirements under Rule 144.

USE OF PROCEEDS

We will not receive any of the proceeds from the sale or other disposition of the ADS by the selling shareholder under this prospectus and any related prospectus supplement.

SELLING SHAREHOLDERS

This prospectus relates to the resale of the ADSs by the selling shareholder identified below in the table. See “Plan of Distribution” for more information.

The class B shares represented by ADSs offered for resale under this prospectus were issued to the selling shareholder in a private transaction that was exempt from the registration requirements of the Securities Act.

The table below sets forth the name of the selling shareholder, the number of ordinary shares beneficially owned by the selling shareholder immediately prior to the date of this prospectus and the total number of class B shares represented by ADSs being offered pursuant to this prospectus. The selling shareholder may sell all, some or none of the ADSs beneficially owned by it, and therefore, we cannot estimate either the number or percentage of ADSs that will be beneficially owned by the selling shareholder following any offer or sale hereunder. See “Plan of Distribution” for more information.

The calculations in the table below are based on 15,638,302 class A shares and 44,704,224 class B shares outstanding as of July 1, 2015, which comprise our entire issued and outstanding share capital as of that date. Beneficial ownership is determined in accordance with the rules and regulations of the SEC.

The following table sets forth, to our knowledge, information for the selling shareholder as of July 1, 2015, based on information furnished to us by the selling shareholder. We have relied on the representations made by the selling shareholder and the information furnished to us.

	Pre-Offering
	Total Class A Shares	Total Class B Shares	Total % of Issued Class A Shares	Total % of Issued Class B Shares	Total % of Votes at a General Meeting	Total number of Class B Shares being offered
Otkritie Investments Cyprus Limited / Otkritie Holding JSC(1)	—	5,593,041	—	12.5	2.8	1,677,912

(1)	Otkritie Holding JSC is the indirect beneficial owner of Otkritie and exercises voting and dispositive power over our shares held by Otkritie, an indirect wholly-owned subsidiary of Otkritie Holding JSC. The address of Otkritie Holding JSC is 2/4 Letnikovskaya street, 115114 Moscow, Russia. The number of class B shares indicated as owned by Otkritie in the table above represents the number of class B shares we have issued to Otkritie in connection with our acquisition of a 70% interest in Contact and Rapida on June 2, 2015 and the remaining 30% interest in Contact and Rapida on June 30, 2015 pursuant to the Subscription Agreement. See “Prospectus Summary—Recent Developments—Acquisition of the Contact money transfer system and the Rapida payment processing system”. Otkritie transferred 3,915,129 class B shares to Otkritie Holding JSC on June 18, 2015 and intends to transfer all or a portion of such remaining class B shares held by Otkritie to Otkritie Holding JSC, which may sell ADSs representing such shares under this prospectus.

DESCRIPTION OF SHARE CAPITAL

We were incorporated as a private company limited by shares and registered in Cyprus on February 26, 2007 under the name OE Investments Limited pursuant to a certificate of incorporation issued by the Office of the Registrar of Companies in Cyprus, and have conducted business since that date. Our shareholders resolved by a special resolution on August 5, 2010 to change our name to Qiwi Limited. The formal registration with the Registrar of Companies in Cyprus occurred on September 13, 2010. The principal legislation under which we operate, and under which class A and class B shares are created, is the Companies Law, Cap. 113 of Cyprus (as amended), or the Company Law. Our shareholders further resolved by a special resolution on December 31, 2012 to convert our company into a public limited company and to change our name to QIWI plc. Formal registration with the Registrar of Companies in Cyprus occurred on February 25, 2013.

We describe below our share capital, the material provisions of our memorandum and articles of association in effect on the date of this prospectus and certain requirements of Cypriot law. This description, however, is not complete and is qualified in its entirety by reference to our memorandum and articles of association and any applicable Cypriot law. References in this section to “we”, “us” and “our” refer to QIWI plc only.

Our articles of association were approved by a general meeting of our shareholders on April 28, 2015. Our management bodies are the general meetings of shareholders and our board of directors.

The following table sets forth our authorized and issued share capital as of July 1, 2015.

	Authorized		Issued
Class of Shares	Number	Nominal Amount	Number	Nominal Amount
Class A Shares	133,138,302	€0.0005	15,638,302	€0.0005
Class B Shares	97,711,698	€0.0005	44,704,224	€0.0005

Objects

Our objects are set forth in full in Regulation 3 of our memorandum of association.

Shareholders’ General Meetings

Share Capital

Our share capital is divided into two classes of shares: class A shares, each of which carries ten votes at shareholders’ general meetings, and class B shares, each of which carries one vote.

Convening Shareholders’ Meetings

The shareholders’ general meeting is our supreme governing body. An annual general meeting must be held not more than 15 months after the prior annual general meeting, with at least one annual general meeting held in each calendar year.

Our board of directors, at its discretion, may convene an extraordinary general meeting. Extraordinary general meetings must also be convened by the board of directors at the request of shareholders holding in aggregate at the date of the deposit of the requisition either (a) not less than 10% of our outstanding share capital or (b) not less than 10% of the voting rights attached to our issued shares, or, in case the board of directors fails to do so within twenty one days from the date of the deposit of the requisition notice, by such requisitioning shareholders, or any of them representing more than one half of the total voting rights of all of them, but any meeting so convened by the shareholders themselves may not be held after the expiration of three months from the date that is twenty-one days from the date of the deposit of the requisition notice.

The annual general meeting and a shareholders’ general meeting called for a matter for which Cypriot law requires a special resolution, which means a resolution passed by a majority of not less than 75% of the voting rights attached to our issued shares present and voting at a duly convened and quorate general meeting, must be called with no less than 45 days’ written notice or such longer notice as is required by the Companies Law (not counting the day in which it was dispatched and the date in which it was received). Other shareholders’ general meetings must be called by no less than 30 days’ written notice. A notice convening a shareholders’ general meeting must be sent to each of the shareholders, provided that the accidental failure to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice will invalidate the proceedings at that meeting to which such notice refers in the event that a shareholder holding not less than 5% of our outstanding share capital is not in attendance at that general meeting as a result of the accidental failure to give notice or non-receipt thereof. All shareholders are entitled to attend the shareholders’ general meeting or be represented by a proxy authorized in writing.

The agenda of the shareholders’ general meeting is determined by our board of directors or by whoever else is calling the meeting. The quorum for a shareholders’ general meeting will consist of shareholders representing 50.01% of the voting rights attached to our issued shares present in person or by proxy.

Voting

Matters determined at shareholders’ general meetings require an ordinary resolution, which requires a simple majority of the votes cast at any particular general meeting duly convened and quorate, unless our articles of association and the Companies Law specify differently. It is within the powers of the shareholders to have a resolution executed in writing by all shareholders and in such event no meeting needs to take place or notice to be given.

Reserved Matters

Our articles of association provide for special majorities for resolutions concerning, among other things, the following matters (for so long as class A shares are in issue and outstanding): (i) any variance to the rights attached to any class of shares requires approval of the holders of 75% of the shares of the affected class as well as a special resolution of the general meeting; and (ii) approval of the total number of shares and classes of shares to be reserved for issuance under any of our or our subsidiaries’ employee stock option plan or any other equity-based incentive compensation program requires approval of a majority of not less than 75% of the voting rights attached to all issued shares present and voting at a duly convened and quorate general meeting.

Board of Directors

Appointment of Directors

Our articles of association provide that we shall have up to nine directors, including not less than three independent directors. We refer to all directors that are not independent directors as elected directors. As a foreign private issuer, we have elected to follow Cyprus corporate governance practices, which, unlike the applicable Nasdaq requirements for domestic issuers, do not require the majority of directors to be independent.

It is understood that, if at a proposed general meeting there shall be elections of both elected directors and independent directors, (i) there shall be two separate set of voting procedures, one with respect to the elected directors and one with respect to the independent directors; (ii) at each such procedure the shareholders shall have the number of votes provided by the articles of association for the election of elected directors and independent directors respectively and (iii) voting procedure in respect of the minimum number of independent directors, being three (3) directors, shall take place first.

Any shareholder or group of shareholders is entitled to nominate one or more individuals for election (or re-election) to our board of directors not less than 30 days prior to any general meeting at which all the elected directors are scheduled to be appointed. The board shall screen all submitted nominations for compliance with the provisions of our articles of association following which it shall compile and circulate a final slate of nominees to be voted on at the general meeting to all the shareholders entitled to attend and vote at the relevant general meeting at least fifteen (15) days prior to the scheduled date thereof.

Except as set out below, the elected directors are appointed by shareholder weighted voting, under which each shareholder has the right to cast among one or more nominees as many votes as the voting rights attached to its shares multiplied by a number equal to the number of elected directors to be appointed. Elected directors are appointed as follows: (1) for a period from the date of the annual general meeting at which they were elected until the following annual general meeting; (2) all the elected directors shall retire from office at each annual general meeting; (3) all retiring elected directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the elected directors retire by electing another individual nominated to the office of elected director by any shareholder or group of shareholders by serving a notice at least 30 days prior to such general meeting, and in default the retiring elected director shall, if offering himself for re-election, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such elected director shall have been put to the meeting and not adopted.

The independent directors are nominated by the board, a shareholder or group of shareholders. All independent directors are appointed by shareholder weighted voting in the same manner as voting for elected directors. The independent directors will be appointed as follows: (1) for a period from the date of the annual general meeting at which they were elected until the following annual general meeting; (2) all the independent directors shall retire from office at each annual general meeting; (3) all retiring independent directors shall be eligible for re-election; and (4) the vacated position may be filled at the meeting at which the independent directors retire by electing another individual nominated by any of the board, a shareholder or a group of shareholders, and in default the retiring independent director shall, if offering himself for re-election and if he has been so nominated by the board, be deemed to have been re-elected, unless at such meeting it is expressly resolved not to fill such vacated position or unless a resolution for the re-election of such independent director shall have been put to the meeting and not adopted.

At any moment of time after the appointment of the elected directors any director may request the board to screen the elected directors for compliance with independence criteria within the meaning of the Nasdaq Listing Rules. In case the board determines that any elected director meets the criteria such elected director shall be re-classified as the independent director.

In the event that the entire board of directors is terminated by a shareholder or a group of shareholders representing at least 10.01% of the voting rights attached to our issued shares, the remaining directors will remain in office only to summon a general meeting for purposes of (1) terminating the entire board pursuant to a request of the requesting members and (2) appointing new elected directors, and new independent directors. See “—Removal of Directors”. If, for any reason, the number of directors falls below the number fixed by the articles of association as the necessary quorum for board meetings and the vacant positions are not filled as per the above procedure within 21 days, the remaining board may remain in office only to convene a general meeting, at which all directors must retire and new directors will be appointed as provided above.

Our board of directors can elect a chairman by an absolute majority of votes of all the directors provided that an affirmative vote of at least one independent director is received (for so long as class A shares are in issue and are outstanding).

Removal of Directors

Under Cyprus law, notwithstanding any provision in our articles of association, a director may be removed by an ordinary resolution of the general shareholders’ meeting, which must be convened with at least 28 days’ notice (under our articles of association at least thirty days’ notice is required). A director may be removed from office automatically if, among other things, the director (a) becomes bankrupt or makes any arrangement or composition with his or her creditors generally; or (b) becomes permanently incapable of performing his or her duties due to mental or physical illness or due to his or her death. If our board of directors exercises its right to appoint a director to fill in a vacancy on the board created during the term of a director’s appointment as provided in our articles of association, shareholders holding 10.01% of the voting rights attached to our issued shares may terminate the appointment of the entire board of directors. See also “—Appointment of Directors.”

Powers of the Board of Directors

Our board of directors has been granted authority to manage our business affairs and has the authority to decide, among other things, on the following:

(a)	approval of strategy, annual budget and business plan for the group;

(b)	approval of certain transactions, including material transactions (as defined in our articles of association), borrowings as well as transactions involving sale or disposition of any interest in any group company (other than QIWI plc) or all or substantially all of the assets of any group company;

(c)	any group company’s exit from or closing of a business or business segment, or a down-sizing, reduction in force or streamlining of any operation over certain thresholds as set out in our articles of association;

(d)	any merger, consolidation, amalgamation, conversion, reorganization, scheme of arrangement, dissolution or liquidation involving any group company (other than ourselves);

(e)	entry into any agreement or transaction with a related party except for: (1) transactions in the ordinary course of business (as defined in our articles of association) on an arm’s length basis, (2) intra-group transactions, (3) transactions at a price less than U.S.$50,000 (if the price can be determined at the time the transaction is entered into);

(f)	issuance and allotment of shares by us for consideration other than cash; and

(g)	adoption of any employee stock option plan or any other equity-based incentive compensation program for our group (subject to a general meeting approving the total number of shares and classes of shares to be reserved for issuance under any such program).

Our board of directors may exercise all the powers of the Company to borrow or raise money.

Proceedings of the Board of Directors

Our board of directors meets at such times and in such manner as the directors determine to be necessary or desirable. The majority of the meetings are held in Cyprus. For as long as any class A shares are issued and outstanding, the quorum necessary for a meeting of our board of directors to be validly convened is a simple majority of the total number of the elected directors and the then existing independent directors.

A resolution at a duly constituted meeting of our board of directors is approved by an absolute majority of votes of all the directors unless a higher majority and/or affirmative vote of any independent directors is required on a particular matter. The chairman does not have a second or casting vote in case of a tie. A resolution consented to in writing will be as valid as if it had been passed at a meeting of our board of directors when signed by all the directors. A resolution consented to in writing must be approved and executed by all the directors.

Where a director has, directly or indirectly, an interest in a contract or proposed contract, that director must disclose his or her interest to the board of directors and may not vote on such contract or arrangement.

Chief Executive Officer

Our board of directors may by an absolute majority of votes of all the directors appoint a director to be our chief executive officer to be in charge and responsible for all day-to-day affairs of our group. Our chief executive officer is to be appointed for such period and on such terms as our board of directors thinks fit, and, subject to the terms of any agreement entered into in any particular case, his appointment may be terminated by our board of directors at any time. The term of appointment for our chief executive officer shall be for a period from the date of his appointment until the first meeting of the board on the second year after the date of his appointment.

Rights Attaching to Shares

Voting rights. Each class A share has the right to ten votes at a meeting of our shareholders; and each class B share has the right to one vote at a meeting of our shareholders.

Issue of shares and pre-emptive rights. Subject to the Companies Law and our articles of association, already authorized but not yet issued shares are at the disposal of our board of directors, which may allot or otherwise dispose of any unissued shares as it may decide. All new shares and/or other securities giving right to the purchase of our shares or which are convertible into our shares must be offered before their issue to our shareholders on a pro-rata basis. If the new securities are of the same class as existing shares, the offer must first be made on a pro rata basis to the shareholders of the relevant class and, if any such new securities are not taken up by those shareholders, an offer to purchase the excess will be made to all other shareholders on a pro rata basis (provided that such pre-emption rights have not been disapplied). Our shareholders have authorized the disapplication of the right of pre-emption set out above for a period of five years from the date of the completion of our initial public offering in connection with the issue of up to an additional 52,000,000 class B shares, including in the form of ADSs.

Conversion. At the irrevocable request of any class A shareholder, all or part of the class A shares held by such shareholder will convert into class B shares, on the basis that each class A share shall convert into one class B share, and the class B shares resulting from such conversion shall rank pari passu in all respects with the existing class B shares in issue.

In addition, class A shares will be automatically converted into class B shares, on a one-to-one basis, in the following circumstances: (1) all class A shares which are transferred by the holder, except in circumstances permitted under our articles of association, shall, immediately upon such transfer, be automatically converted into class B shares; (2) all class A shares held by a shareholder will be automatically converted into class B shares on the occurrence of a change of control (as defined in our articles of association) of the class A shareholder; and (3) all class A shares will be automatically converted into class B shares in the event that the aggregate number of class A shares constitute less than 10% of the aggregate number of class A and class B shares outstanding.

Class A shares will not convert into class B shares where: (1) the transfer is to one or more of the transferor’s directly or indirectly controlled wholly-owned affiliates; (2) it is approved in writing by the shareholders holding in aggregate at least 75% of the total number of class A shares in issue (including Class A shares held by the transferring Member); or (3) the shareholder (or a group of shareholders) transferring class A shares has (or have) offered such shares to the other then existing shareholders holding class A shares, and the respective transfer is permitted; if, in the case of (2) and (3), 10% or more of the total number of class A shares in issue are transferred; or (4) the transfer is to one or more shareholders holding Class A shares; or (5) the transfer is to a founder or founders.

Dividends. Subject to the special voting rights of the class A shares, the board of directors may declare dividends, but no dividend will be paid except out of our profits. Our board of directors may set aside out of our profits such sums as it thinks proper as a reserve. The board of directors may also, without establishing a reserve, carry forward to the next year any profits it may think prudent not to distribute as a dividend. The class A shares and the class B shares have the right to an equal share in any dividend or other distribution we pay. We have historically paid dividends in the past and currently expect that we will continue to do so from time to time in the future. Please see “Dividend Policy.”

Winding Up. If our company is wound up, the liquidator may, upon a special resolution and any other procedure prescribed by the Companies Law, (i) divide all or part of our assets among the shareholders; and (ii) vest the whole or any part of such assets in trustees for the benefit of the contributories as the liquidator shall think fit, but so that no shareholder is compelled to accept any shares or other securities with any attached liability.

Form and transfer of shares. The instrument of transfer of any share must be executed by or on behalf of the transferor and the transferee, and the transferor will be deemed to be the holder of the share until the name of the transferee is entered into the register of shareholders. Except as set out above and in our articles of association, shareholders are entitled to transfer all or any of their shares by instrument of transfer in any usual or common form or in any other form, including electronic form, which the directors may approve.

There is no limitation under Cypriot law or our articles of association on the right of non-Cypriot residents or nationals to own or vote our shares.

Relevant Provisions of Cypriot law

The liability of our shareholders is limited. Under the Companies Law, a shareholder of a company is not personally liable for the acts of the company, except that a shareholder may become personally liable by reason of his or her own acts.

As of the date of this prospectus, Cypriot law does not contain any requirement for a mandatory offer to be made by a person acquiring shares or depositary receipts of a Cypriot company even if such an acquisition confers on such person control over us if neither the shares nor depositary receipts are listed on a regulated market in the EEA. Neither our shares nor depositary receipts are listed on a regulated market in the EEA.

The Companies Law contains provisions in respect of squeeze-out rights. The effect of these provisions is that, where a company makes a takeover bid for all the shares or for the whole of any class of shares of another company, and the offer is accepted by the holders of 90% of the shares concerned, the offeror can upon the same terms acquire the shares of shareholders who have not accepted the offer, unless such persons can persuade the Cypriot courts not to permit the acquisition. If the offeror company already holds more than 10%, in value of the shares concerned, additional requirements need to be met before the minority can be squeezed out. If the company making the takeover bid acquires sufficient shares to aggregate, together with those which it already holds, more than 90%, then, within one month of the date of the transfer which gives the 90%, it must give notice of the fact to the remaining shareholders and such shareholders may, within three months of the notice, require the bidder to acquire their shares and the bidder shall be bound to do so upon the same terms as in the offer or as may be agreed between them or upon such terms as the court may order.

DESCRIPTION OF AMERICAN DEPOSITARY SHARES

American Depositary Shares

The Bank of New York Mellon, as depositary, will register and deliver American Depositary Shares, or ADSs. Each ADS will represent one class B share (or a right to receive one class B share) deposited with the principal London office of The Bank of New York Mellon, as custodian for the depositary. Each ADS will also represent any other securities, cash or other property which may be held by the depositary. The depositary’s corporate trust office at which the ADSs will be administered is located at 101 Barclay Street, New York, New York 10286. The depository’s principal executive office is located at One Wall Street, New York, New York 10286.

You may hold ADSs either (A) directly (i) by having an American Depositary Receipt, or ADR, which is a certificate evidencing a specific number of ADSs, registered in your name, or (ii) by having uncertificated ADSs registered in your name, or (B) indirectly by holding a security entitlement in ADSs through your broker or other financial institution. If you hold ADSs directly, you are a registered ADS holder, also referred to as an ADS holder. This description assumes you are an ADS holder. If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution to assert the rights of ADS holders described in this section. You should consult with your broker or financial institution to find out what those procedures are.

Registered holders of uncertificated ADSs will receive statements from the depositary confirming their holdings.

You may hold your ADSs indirectly, as described above, through a broker or other securities intermediary that is a participant in (i) DTC, the U.S. book-entry settlement system, (ii) Euroclear Bank S.A./N.V., also referred to as Euroclear, or Clearstream Banking, société anonyme, also referred to as Clearstream, the European book-entry settlement systems, or (iii) the National Settlement Depositary, also referred to as NSD, the Russian book-entry settlement system. All indirectly held ADSs will be registered in the name of a nominee of DTC. Euroclear and Clearstream hold securities entitlements in securities through participants in DTC, and NSD holds securities entitlements in securities through a participant in Euroclear.

As an ADS holder, we will not treat you as one of our shareholders and you will not have shareholder rights. Cyprus law governs shareholder rights. The depositary will be the holder of class B shares underlying your ADSs. As a registered holder of ADSs, you will have ADS holder rights. A deposit agreement among us, the depositary and you, as an ADS holder, and all other persons indirectly holding ADSs sets out ADS holder rights as well as the rights and obligations of the depositary. New York law governs the deposit agreement and the ADSs.

The following is a summary of the material provisions of the deposit agreement. For more complete information, you should read the entire deposit agreement which has been filed as an exhibit to the registration statement of which this prospectus forms a part, and the form of ADR, attached thereto. Directions on how to obtain copies of those documents are provided on page “Where You Can Find More Information.”

Dividends and Other Distributions

How will you receive dividends and other distributions on class B shares?

The depositary has agreed to pay to ADS holders the cash dividends or other distributions it or the custodian receives on class B shares or other deposited securities, after deducting its fees and expenses. You will receive these distributions in proportion to the number of class B shares your ADSs represent.

•

Cash. The depositary will convert any cash dividend or other cash distribution we pay on the class B shares underlying the ADSs into U.S. dollars, if it can do so on a reasonable basis and can transfer the U.S. dollars to the United States. If that is not possible or if any government approval is needed and cannot be obtained, the deposit agreement allows the depositary to distribute the foreign currency only to those ADS holders to whom it is possible to do so. It will hold the foreign currency it cannot convert for the account of the ADS holders who have not been paid. It will not invest the foreign currency and it will not be liable for any interest.

Before making a distribution, any withholding taxes, or other governmental charges that must be paid will be deducted. See “Taxation”. It will distribute only whole U.S. dollars and cents and will round fractional cents to the nearest whole cent. If the exchange rates fluctuate during a time when the depositary cannot convert the foreign currency, you may lose some or all of the value of the distribution.

•	Distribution of Class B Shares. The depositary may distribute additional ADSs representing any class B shares we distribute as a dividend or free distribution. The depositary will only distribute whole ADSs. It will try to sell class B shares which would require it to deliver a fractional ADS and distribute the net proceeds in the same way as it does with cash. If the depositary does not distribute additional ADSs, the outstanding ADSs will also represent the new class B shares. The depositary may sell a portion of the distributed class B shares sufficient to pay its fees and expenses in connection with that distribution.

•	Rights to Purchase Additional Class B Shares. If we offer holders of our securities any rights to subscribe for additional shares or any other rights, the depositary may make these rights available to ADS holders. If the depositary decides it is not legal and practical to make the rights available but that it is practical to sell the rights, the depositary will use reasonable efforts to sell the rights and distribute the proceeds in the same way as it does with cash. The depositary will allow rights that are not distributed or sold to lapse. In that case, you will receive no value for them.

If the depositary makes rights available to ADS holders, it will exercise the rights and purchase the shares on your behalf. The depositary will then deposit the class B shares and deliver ADSs to the persons entitled to them. It will only exercise rights if you pay it the exercise price and any other charges the rights require you to pay.

U.S. securities laws may restrict transfers and cancellation of the ADSs represented by class B shares purchased upon exercise of rights. For example, you may not be able to trade these ADSs freely in the United States. In this case, the depositary may deliver restricted depositary shares that have the same terms as the ADSs described in this section except for changes needed to put the necessary restrictions in place.

•	Other Distributions. The depositary will send to ADS holders anything else we distribute on deposited securities by any means it thinks is legal, fair and practical. If it cannot make the distribution in that way, the depositary has a choice. It may decide to sell what we distributed and distribute the net proceeds, in the same way as it does with cash. Or, it may decide to hold what we distributed, in which case ADSs will also represent the newly distributed property. However, the depositary is not required to distribute any securities (other than ADSs) to ADS holders unless it receives satisfactory evidence from us that it is legal to make that distribution. The depositary may sell a portion of the distributed securities or property sufficient to pay its fees and expenses in connection with that distribution.

The depositary is not responsible if it decides that it is unlawful or impractical to make a distribution available to any ADS holders. We have no obligation to register ADSs, shares, rights or other securities under the Securities Act. We also have no obligation to take any other action to permit the distribution of ADSs, class B shares, rights or anything else to ADS holders. This means that you may not receive the distributions we make on our class B shares or any value for them if it is illegal or impractical for us to make them available to you.

Deposit, Withdrawal and Cancellation

How are ADSs issued?

The depositary will deliver ADSs if you or your broker deposit class B shares or evidence of rights to receive class B shares with the custodian. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will register the appropriate number of ADSs in the names you request and will deliver the ADSs to or upon the order of the person or persons that made the deposit.

How can ADS holders withdraw the deposited securities?

You may surrender your ADSs at the depositary’s corporate trust office. Upon payment of its fees and expenses and of any taxes or charges, such as stamp taxes or stock transfer taxes or fees, the depositary will deliver the class B shares and any other deposited securities underlying the ADSs to the ADS holder or a person the ADS holder designates at the office of the custodian. Or, at your request, risk and expense, the depositary will deliver the deposited securities at its corporate trust office, if feasible. The depositary may charge you a fee and its expenses for instructing the custodian to deliver deposited securities.

How do ADS holders interchange between certificated ADSs and uncertificated ADSs?

You may surrender your ADR to the depositary for the purpose of exchanging your ADR for uncertificated ADSs. The depositary will cancel that ADR and will send to the ADS holder a statement confirming that the ADS holder is the registered holder of uncertificated ADSs. Alternatively, upon receipt by the depositary of a proper instruction from a registered holder of uncertificated ADSs requesting the exchange of uncertificated ADSs for certificated ADSs, the depositary will execute and deliver to the ADS holder an ADR evidencing those ADSs.

Voting Rights

How do you vote?

ADS holders may instruct the depositary to vote the number of deposited class B shares their ADSs represent. The depositary will notify ADS holders of shareholders’ meetings and arrange to deliver our voting materials to them if we ask it to. Those materials will describe the matters to be voted on and explain how ADS holders must instruct the depositary how to vote. For instructions to be valid, they must reach the depositary by a date set by the depositary.

Otherwise, you would not be able to exercise your right to vote unless you withdraw class B shares. However, you may not know about the meeting enough in advance to withdraw class B shares.

The depositary will try, as far as practical, subject to the laws of Cyprus and of our articles of association or similar documents, to vote or to have its agents vote class B shares or other deposited securities as instructed by ADS holders. The depositary will only vote or attempt to vote as instructed or as described in the following sentence. If we timely asked the depositary to solicit your instructions but the depositary does not receive voting instructions from you by the specified date, it will consider you to have authorized and directed it to give a discretionary proxy to a person designated by us to vote the number of deposited securities represented by your ADSs. The depositary will give a discretionary proxy in those circumstances to vote on all questions at to be voted upon unless we notify the depositary that:

•	we do not wish to receive a discretionary proxy;

•	there is substantial shareholder opposition to the particular question; or

•	the particular question would have an adverse impact on our shareholders.

We are required to notify the depositary if one of the conditions specified above exists.

We cannot assure you that you will receive the voting materials in time to ensure that you can instruct the depositary to vote your class B shares. In addition, the depositary and its agents are not responsible for failing to carry out voting instructions or for the manner of carrying out voting instructions. This means that you may not be able to exercise your right to vote and there may be nothing you can do if your shares are not voted as you requested.

In order to give you a reasonable opportunity to instruct the Depositary as to the exercise of voting rights relating to Deposited Securities, if we request the Depositary to act, we agree to give the Depositary notice of any such meeting and details concerning the matters to be voted upon at least 45 days in advance of the meeting date.

Fees and Expenses

Persons depositing or withdrawing class B shares or ADS holders must pay:	For:
U.S.$5.00 (or less) per 100 ADSs (or portion of 100 ADSs)

•    Issuance of ADSs, including issuances resulting from a distribution of class B shares or rights or other property

•    Cancellation of ADSs for the purpose of withdrawal, including if the deposit agreement terminates

U.S.$0.05 (or less) per ADS	• Any cash distribution to ADS holders

A fee equivalent to the fee that would be payable if securities distributed to you had been class B shares and the class B shares had been deposited for issuance of ADSs	• Distribution of securities distributed to holders of deposited securities which are distributed by the depositary to ADS holders

U.S.$0.05 (or less) per ADSs per calendar year	• Depositary services

Registration or transfer fees	• Transfer and registration of class B shares on our share register to or from the name of the depositary or its agent when you deposit or withdraw class B shares

Expenses of the depositary	• Cable, telex and facsimile transmissions (when expressly provided in the deposit agreement) • converting foreign currency to U.S. dollars

Taxes and other governmental charges the depositary or the custodian have to pay on any ADS or share underlying an ADS, for example, stock transfer taxes, stamp duty or withholding taxes	• As necessary

Any charges incurred by the depositary or its agents for servicing the deposited securities	• As necessary

The depositary collects its fees for delivery and surrender of ADSs directly from investors depositing class B shares or surrendering ADSs for the purpose of withdrawal or from intermediaries acting for them. The depositary collects fees for making distributions to investors by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may collect its annual fee for depositary services by deduction from cash distributions or by directly billing investors or by charging the book-entry system accounts of participants acting for them. The depositary may generally refuse to provide fee-based services until its fees for these services are paid.

From time to time, the depositary may make payments to us to reimburse and/or class B share revenue from the fees collected from ADS holders, or waive fees and expenses for services provided, generally relating to costs and expenses arising out of establishment and maintenance of the ADS program. In performing its duties under the deposit agreement, the depositary may use brokers, dealers or other service providers that are affiliates of the depositary and that may earn or share fees or commissions.

Payment of Taxes

You will be responsible for any taxes or other governmental charges payable on your ADSs or on the deposited securities represented by any of your ADSs. The depositary may refuse to register any transfer of your ADSs or allow you to withdraw the deposited securities represented by your ADSs until such taxes or other charges are paid. It may apply payments owed to you or sell deposited securities represented by your ADSs to pay any taxes owed and you will remain liable for any deficiency. If the depositary sells deposited securities, it will, if appropriate, reduce the number of ADSs to reflect the sale and pay to ADS holders any proceeds, or send to ADS holders any property, remaining after it has paid the taxes.

Reclassifications, Recapitalizations and Mergers

If we:	Then:
• Change the nominal or par value of our class B shares	The cash, class B shares or other securities received by the depositary will become deposited securities. Each ADS will automatically represent its equal share of the new deposited securities.

• Reclassify, split up or consolidate any of the deposited securities	The depositary may distribute some or all of the cash, class B shares or other securities it received. It may also deliver new ADRs or ask you to surrender your outstanding ADRs in exchange for new ADRs identifying the new deposited securities.

• Distribute securities on class B shares that are not distributed to you

• Recapitalize, reorganize, merge, liquidate, sell all or substantially all of our assets, or take any similar action

Amendment and Termination

How may the deposit agreement be amended?

We may agree with the depositary to amend the deposit agreement and the ADRs without your consent for any reason. If an amendment adds or increases fees or charges, except for taxes and other governmental charges or expenses of the depositary for registration fees, facsimile costs, delivery charges or similar items, or prejudices a substantial right of ADS holders, it will not become effective for outstanding ADSs until 30 days after the depositary notifies ADS holders of the amendment. At the time an amendment becomes effective, you are considered, by continuing to hold your ADSs, to agree to the amendment and to be bound by the ADRs and the deposit agreement as amended.

How may the deposit agreement be terminated?

The depositary will terminate the deposit agreement at our direction by mailing notice of termination to the ADS holders then outstanding at least 30 days prior to the written notice of such removal. The depositary may also terminate the deposit agreement by mailing notice of termination to us and the ADS holders if 60 days have passed since the depositary told us it wants to resign but a successor depositary has not been appointed and accepted its appointment.

After termination, the depositary and its agents will do the following under the deposit agreement but nothing else: collect distributions on the deposited securities, sell rights and other property, and deliver class B shares and other deposited securities upon cancellation of ADSs. Four months after termination, the depositary may sell any remaining deposited securities by public or private sale. After that, the depositary will hold the money it received on the sale, as well as any other cash it is holding under the deposit agreement for the pro rata benefit of the ADS holders that have not surrendered their ADSs. It will not invest the money and has no liability for interest. The depositary shall be discharged from all obligations under the deposit agreement, except to account for the net proceeds of such sale and other cash (after deducting fees and expenses and applicable taxes and governmental charges). The depositary’s only obligations will be to account for the money and other cash. After termination our only obligations will be to indemnify the depositary and to pay fees and expenses of the depositary that we agreed to pay.

Limitations on Obligations and Liability

Limits on our Obligations and the Obligations of the Depositary; Limits on Liability to Holders of ADSs

The deposit agreement expressly limits our obligations, as well as those of our directors, officers, employees, agents and affiliates, and the obligations of the depositary. It also limits our liability and the liability of the depositary. We and the depositary:

•	are only obligated to take the actions specifically set forth in the deposit agreement without negligence or bad faith;

•	are not liable if we are or it is prevented or delayed by law or circumstances beyond our control from performing our or its obligations under the deposit agreement;

•	are not liable if we or it exercises discretion permitted under the deposit agreement;

•	are not liable for the inability of any holder of ADSs to benefit from any distribution on deposited securities that is not made available to holders of ADSs under the terms of the deposit agreement, or for any special, consequential or punitive damages for any breach of the terms of the deposit agreement;

•	have no obligation to become involved in a lawsuit or other proceeding related to the ADSs or the deposit agreement on your behalf or on behalf of any other person;

•	are not liable for the acts or omissions of any securities depository, clearing agency or settlement system; and

•	may rely upon any documents we believe or it believes in good faith to be genuine and to have been signed or presented by the proper person.

In the deposit agreement, we and the depositary agree to indemnify each other under certain circumstances.

Requirements for Depositary Actions

Before the depositary will deliver or register a transfer of an ADS, make a distribution on an ADS, or permit withdrawal of class B shares, the depositary may require:

•	payment of stock transfer or other taxes or other governmental charges and transfer or registration fees charged by third parties for the transfer of any class B shares or other deposited securities;

•	satisfactory proof of the identity and genuineness of any signature or other information it deems necessary; and

•	compliance with regulations it may establish, from time to time, consistent with the deposit agreement, including presentation of transfer documents.

The depositary may refuse to deliver ADSs or register transfers of ADSs generally when the transfer books of the depositary or our transfer books are closed or at any time if the depositary or we think it advisable to do so.

Your Right to Receive Class B Shares Underlying your ADSs

ADS holders have the right to cancel their ADSs and withdraw the underlying class B shares at any time except:

•	When temporary delays arise because: (i) the depositary has closed its transfer books or we have closed our transfer books; (ii) the transfer of class B shares is blocked to permit voting at a shareholders’ meeting; or (iii) we are paying a dividend on our class B shares.

•	When you owe money to pay fees, taxes and similar charges.

•	When it is necessary to prohibit withdrawals in order to comply with any laws or governmental regulations that apply to ADSs or to the withdrawal of class B shares or other deposited securities.

This right of withdrawal may not be limited by any other provision of the deposit agreement.

Pre-release of ADSs

The deposit agreement permits the depositary to deliver ADSs before deposit of the underlying class B shares. This is called a pre-release of the ADSs. The depositary may also deliver class B shares upon cancellation of pre-released ADSs (even if the ADSs are canceled before the pre-release transaction has been closed out). A pre-release is closed out as soon as the underlying class B shares are delivered to the depositary. The depositary may receive ADSs instead of class B shares to close out a pre-release. The depositary may pre-release ADSs only under the following conditions: (1) before or at the time of the pre-release, the person to whom the pre-release is being made represents to the depositary in writing that it or its customer owns class B shares or ADSs to be deposited; (2) the pre-release is fully collateralized with cash or other collateral that the depositary considers appropriate; (3) the depositary must be able to close out the pre-release on not more than five business days’ notice and (4) the pre-release is subject to such further indemnities and credit regulations as the depositary deems appropriate. In addition, the depositary will limit the number of ADSs that may be outstanding at any time as a result of pre-release, although the depositary may disregard the limit from time to time, if it thinks it is appropriate to do so.

Direct Registration System

In the deposit agreement, all parties to the deposit agreement acknowledge that the Direct Registration System, also referred to as DRS, and Profile Modification System, also referred to as Profile, will apply to the ADSs. DRS is a system administered by DTC that facilitates interchange between registered holding of uncertificated ADSs and holding of security entitlements in ADSs through DTC and a DTC participant. Profile is a required feature of DRS that allows a DTC participant, claiming to act on behalf of a registered holder of ADSs, to direct the depositary to register a transfer of those ADSs to DTC or its nominee and to deliver those ADSs to the DTC account of that DTC participant without receipt by the depositary of prior authorization from the ADS holder to register that transfer.

In connection with and in accordance with the arrangements and procedures relating to DRS/Profile, the parties to the deposit agreement understand that the depositary will not verify, determine or otherwise ascertain that the DTC participant that is claiming to be acting on behalf of an ADS holder in requesting registration of transfer and delivery described in the paragraph above has the actual authority to act on behalf of the ADS holder (notwithstanding any requirements under the Uniform Commercial Code). In the deposit agreement, the parties agree that the depositary’s reliance on and compliance with instructions received by the depositary through the DRS/Profile System and in accordance with the deposit agreement shall not constitute negligence or bad faith on the part of the depositary.

Shareholder communications; inspection of register of holders of ADSs

The depositary will make available for your inspection at its office any reports, notices and other communications, including any proxy soliciting material that it receives from us as a holder of deposited securities that we make generally available to holders of deposited securities. The depositary will send you copies of those communications if we ask it to. You have a right to inspect the register of holders of ADSs, but not for the purpose of contacting those holders about a matter unrelated to our business or the ADSs.

Trading on Nasdaq and MICEX

If an investor sells or buys ADSs on Nasdaq, it will generally be required to receive ADSs in, or deliver ADSs from, a DTC participant account in order to settle that trade. If an investor sells or buys ADSs on MICEX, it will be required to receive ADSs in, or deliver ADSs from, an NSD participant account, as the case may be, in order to settle that trade. ADSs generally can be moved between participant accounts in DTC, Euroclear/Clearstream or NSD as required to settle trades or to facilitate holding ADSs with a broker or securities intermediary preferred by the beneficial owner.

PLAN OF DISTRIBUTION

We are registering the ADSs representing class B shares on behalf of selling shareholder to permit the resale from time to time of ADSs by selling shareholder, including their donees, pledgees, transferees or other successors-in-interest, after the date of this prospectus. The selling shareholder may, from time to time, sell any or all of the ADSs beneficially owned by it and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. These sales may be at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of the sale or at negotiated prices. The selling shareholder may use any one or more of the following methods when selling ADSs:

•	on any stock exchange, market or trading facility on which the ADSs are traded;

•	in the over-the-counter market;

•	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell ADSs as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	repurchase, buy and sell back and similar transactions;

•	privately negotiated transactions;

•	short sales effected after the date of this prospectus;

•	close out short positions and return borrowed ADSs in connection with such short sales;

•	broker-dealers may agree with a selling shareholder to sell a specified number of such ADSs at a stipulated price per ADSs;

•	by pledge to secure debts and other transactions;

•	a combination of any such methods of sale; and

•	any other method permitted pursuant to applicable law.

A selling shareholder may from time to time pledge or grant a security interest in some or all of the ADSs owned by it and, if it defaults in the performance of its secured obligations, the pledgees or secured parties may offer and sell ADSs, from time to time, under this prospectus under applicable provisions of the Securities Act, or under an amendment or supplement to this prospectus amending the name of such selling shareholder to include the pledgee, transferee or other successors in interest as a selling shareholder under this prospectus.

The selling shareholder may also sell ADSs under Rule 144 or Regulation S, or pursuant to another exemption from registration under the Securities Act, if available, rather than under this prospectus.

There can be no assurance that the selling shareholder will sell any or all of our ADSs offered by this prospectus.

Broker-dealers engaged by the selling shareholder may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from a selling shareholder (or, if any broker-dealer acts as agent for the purchaser of ADSs, from the purchaser) in amounts to be negotiated. In connection with sales of the

ADSs or otherwise, the selling shareholder may enter into derivative or hedging transactions with broker-dealers, other financial institutions or third parties, which may in turn engage in short sales of the ADSs offered hereby in the course of hedging in positions they assume. The selling shareholder may enter into derivative transactions with broker-dealers, other financial institutions or third parties or sell securities not covered by this prospectus in privately negotiated or registered transactions. These transactions may involve the sale of ADSs by the selling shareholder by forward sale or by an offering (directly or by entering into derivative transactions with broker-dealers, other financial institutions or third parties) of options, rights, warrants or other securities that are offered with, convertible into or exchangeable for ADSs. The selling shareholder may also sell ADSs short and deliver shares covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling shareholder may also loan, pledge, hypothecate or sell ADSs, including pursuant to repurchase, buy and sell back and similar transactions, to broker-dealers, other financial institutions or third parties that in turn may sell such shares.

If the applicable prospectus supplement indicates, in connection with derivative transactions, the broker-dealers, other financial institutions or third parties may sell ADSs covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the broker-dealer, other financial institution or third party may use ADSs pledged by the selling shareholder or borrowed from the selling shareholder or others to settle those sales or to close out any related open borrowings of ADSs and may use ADSs received from the selling shareholder in settlement of derivative transactions to close out any related open borrowings of ADSs.

The selling shareholder and any broker-dealers or other third parties that are involved in selling ADSs may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions or discounts received by such broker-dealers or other third parties and any profit on the resale of the ADSs purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the ADSs is made, a prospectus supplement will be distributed, which will set forth the aggregate amount of ADSs being offered and the terms of the offering, including the name or names of any broker-dealers or other third parties, any discounts, commissions and other terms constituting compensation from the selling shareholder and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers or other third parties. Discounts, concessions, commissions and similar selling expenses, if any, attributable to the sale of ADSs will be borne by the selling shareholder.

Under the securities laws of some states, the ADSs offered hereby may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares may not be sold unless such ADSs have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

We are not aware of any plans, arrangements or understandings between the selling shareholder and any underwriter, broker-dealer or agent regarding the sale of the ADSs by the selling shareholder. We cannot assure you that the selling shareholder will sell any or all of the ADSs offered by it pursuant to this prospectus. In addition, we cannot assure you that the selling shareholder will not transfer, devise or gift the ADSs by other means not described in this prospectus, including in a transaction pursuant to Regulation S under the Securities Act. Moreover, the ADSs covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

If the selling shareholder uses this prospectus for any sale of ADSs, it will be subject to the prospectus delivery requirements of the Securities Act. The selling shareholder and any other person participating in such distribution will be subject to applicable provisions of the Exchange Act, and the rules and regulations thereunder, including without limitation, Regulation M, which may limit the timing of purchases and sales of any of the shares by the selling shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the shares to engage in market-making activities with respect to the shares. All of the foregoing may affect the marketability of the shares and the ability of any person or entity to engage in market-making activities with respect to the shares.

We will not receive any proceeds from the sale of the ADSs under this prospectus or any prospectus supplement.

We have agreed to pay all expenses of registration incurred in connection with the offering of ADSs under this prospectus, except for any underwriting discounts, if any, selling commissions and stock transfer taxes applicable to the sale of ADSs by the selling shareholder, all of which are to be paid by the selling shareholder.

We estimate that the total expenses in connection with the offer and sale of ADSs pursuant to this prospectus, other than underwriting discounts and commissions, will be approximately $50,000.

TAX CONSIDERATIONS

Certain tax considerations related to an investment in our ADSs are set forth in our Annual Report on Form 20-F for the year ended December 31, 2014, which is incorporated herein by reference.

LEGAL MATTERS

The validity of the class B shares underlying the ADSs and other legal matters concerning this prospectus relating to Cyprus law will be passed upon for us by Antis Triantafyllides & Sons LLC.

EXPERTS

The consolidated financial statements of QIWI plc appearing in QIWI plc’s Annual Report (Form 20-F) for the year ended December 31, 2014 and the effectiveness of the company’s internal control over financial reporting as of December 31, 2014 have been audited by Ernst & Young LLC, independent registered public accounting firm, as set forth in their reports thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 8.	Indemnification of Directors and Officers

Our memorandum and articles of association provide that, subject to certain limitations, the company may indemnify its directors and officers against any losses or liabilities which he or she may sustain or incur in or about the execution of his or her duties including liability incurred in defending any proceedings whether civil or criminal in which judgment is given in his or her favor or in which he or she is acquitted.

We have purchased and maintained insurance in relation to our directors and officers against any liability asserted against the directors or officers and incurred by the directors or officers in that capacity.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and may therefore be unenforceable.

Item 9.	Exhibits

See the Exhibit Index which is incorporated herein by reference.

Item 10.	Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (i), (ii) and (iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)

To file a post-effective amendment to this registration statement to include any financial statements required by Item 8.A of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial Statements and information otherwise required by Section 10(a)(3) of the Securities Act, need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Securities Act or Item 8.A of Form 20-F, if such financial statements and information are contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act, that are incorporated by reference in this registration statement on Form F-3.

(5)	That, for the purpose of determining liability under the Securities Act to any purchaser:

(i)	Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of this registration statement as of the date the filed prospectus was deemed part of and included in this registration statement; and

(ii)	Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5) or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii) or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which the prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in this registration statement or prospectus that was part of this registration statement or made in any such document immediately prior to such effective date.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act, that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of each registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of a registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on July 2, 2015.

QIWI plc

By:	/s/ Sergey Solonin
Name: Sergey Solonin
Title: Director and Chief Executive Officer

Each person whose signature appears below hereby constitutes and appoints Sergey Solonin and Alexander Karavaev, and each of them, as his or her true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, for and in the name, place and stead of the undersigned, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agents full power and authority to do and perform each and every act and anything necessary to be done, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute, or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Sergey Solonin Name: Sergey Solonin	Director and Chief Executive Officer	July 2, 2015

/s/ Alexander Karavaev Name: Alexander Karavaev	Chief Financial Officer	July 2, 2015

/s/ Elena Nikonova Name: Elena Nikonova	Principal Accounting Officer	July 2, 2015

/s/ Andrey Romanenko Name: Andrey Romanenko	Member of the Board of Directors	July 2, 2015

/s/ Boris Kim Name: Boris Kim	Member of the Board of Directors	July 2, 2015

/s/ Marcus Rhodes Name: Marcus Rhodes	Member of the Board of Directors	July 2, 2015

/s/ Osama Bedier Name: Osama Bedier	Member of the Board of Directors	July 2, 2015

/s/ Dmitry Pleskonos Name: Dmitry Pleskonos	Member of the Board of Directors	July 2, 2015

Signature	Title	Date

/s/ Ron Kalifa Name: Ron Kalifa	Member of the Board of Directors	July 2, 2015

/s/ Andrey Shemetov Name: Andrey Shemetov	Member of the Board of Directors	July 2, 2015

Authorized Representative in the United States

By:	/s/ Giselle Manon
Name:	Giselle Manon
Title:	Service of Process Officer
Date:	July 2, 2015

EXHIBIT INDEX

Exhibit No.	Description

4.1	Articles of Association of QIWI plc (incorporated by reference to Exhibit 99.1 to QIWI plc’s Report of a Foreign Private Issuer on Form 6-K, File No. 001-35893, filed on April 30, 2015)

4.2	Form of Deposit Agreement among the Registrant, the Depositary and Owners and Beneficial Owners of the American Depositary Shares issued thereunder (incorporated by reference to Exhibit 4.3 to QIWI plc’s Registration Statement on Form F-1/A, File No. 333-187579, filed on April 19, 2013)

4.3	Form of Amended and Restated Registration Rights Agreement among Saldivar Investments Limited, Sergey A. Solonin, Palmway Holdings Limited, Antana International Corporation, Andrey N. Romanenko, Dargle International Limited, Igor N. Mikhailov, Bralvo Limited, E1 Limited, Mail.ru Group Limited and Mitsui & Co., Ltd., and QIWI plc. (incorporated by reference to Exhibit 4.5 to QIWI plc’s Registration Statement on Form F-1, File No. 333-191221, filed on September 30, 2013)

5.1*	Opinion of Antis Triantafyllides & Sons LLC, regarding the validity of the American Depositary Shares being registered.

23.1*	Consent of Ernst & Young LLC, as auditors of the financial statements of QIWI plc

23.2*	Consent of Antis Triantafyllides & Sons LLC (included in the opinion filed as Exhibit 5.1).

24.1*	Power of Attorney (included on signature page).

*	Filed herewith